Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

Atlanta, Georgia November 3, 2016 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights:

•	Net sales of $121.0 million increased 3.2% over the prior-year third quarter; year-to-date net sales of $352.1 million decreased 2.2% over the prior-year.

•	Net income of $23.1 million decreased 14.1% over the prior-year third quarter; year-to-date net income of $65.9 million decreased 15.4% over the prior-year.

•	Adjusted EBITDA of $30.6 million decreased 8.9% over the prior-year third quarter; year-to-date adjusted EBITDA of $87.9 million decreased 10.4% over the prior-year.

•	Earnings per unit of $0.56 for the quarter decreased 13.8% over the prior-year third quarter of $0.65; year-to-date of $1.58 decreased 16.0% over the prior-year.

•	Quarterly distribution declared per unit of $0.567 increased by 2.9% over the prior-year third quarter.

•
Net cash provided by operating activities of $37.8 million decreased 8.7% over prior-year third quarter; year-to-date net cash provided by operating activities of $103.9 million increased by 1.0% over the prior-year.

•
Distributable cash flow of $13.4 million remained flat over the prior-year third quarter; year-to-date distributable cash flow of $39.0 million decreased by 0.3% over the prior-year. The distribution coverage ratio was 1.18 and 1.15 for the three and nine months ended September 30, 2016, respectively; and 1.23 for the cumulative four quarters ended September 30, 2016.

Kirk Milling, CEO, commented “Third quarter results were led by our achievement of an all-time quarterly production record of 690,000 tons. This achievement underscores the continued progress we have made in improving productivity at our Green River facility, and represents an improvement of 5.2% compared to third quarter 2015 and an overall increase year to date of 1.9%.  International prices were also better than anticipated and combined with the higher production drove an improvement in adjusted EBITDA of roughly 5% higher and net income of roughly 6% higher sequentially versus Q2 2016.  We think prices for the remainder of 2016 are likely to stay flat with those seen in Q3 and factoring in higher production levels, we remain comfortable with our previous 2016 outlook.”

2016 Outlook:

Our full year outlook, provided below, remains unchanged from the previously provided guidance disclosed in the fourth quarter and year end 2015 financial results:

•	We expect our total volume sold to increase 2% to 4%; which includes an expected increase in domestic volume of 4% to 6%.

•	We expect international prices to decline 3% to 6%.

•	Maintenance of business capital expenditures are planned to be in the range of $11 to $13 million.

•	Expansion capital expenditures are planned to be in the range of $15 to $18 million.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per unit amounts)	2016	2015	% Change	2016	2015	% Change

Soda ash volume produced (millions of short tons)	0.690	0.656	5.2%	2.021	1.984	1.9%
Soda ash volume sold (millions of short tons)	0.697	0.638	9.3%	2.033	1.951	4.2%
Net sales	$121.0	$117.3	3.2%	$352.1	$360.0	(2.2)%
Net income	$23.1	$26.9	(14.1)%	$65.9	$77.9	(15.4)%
Net income attributable to Ciner Resources LP	$11.1	$13.1	(15.3)%	$31.6	$37.6	(16.0)%
Basic and Diluted Earnings per Unit	$0.56	$0.65	(13.8)%	$1.58	$1.88	(16.0)%
Adjusted EBITDA (1)	$30.6	$33.6	(8.9)%	$87.9	$98.1	(10.4)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$15.0	$16.7	(10.2)%	$43.1	$48.4	(11.0)%
Distributable cash flow attributable to Ciner Resources LP(1)	$13.4	$13.4	—%	$39.0	$39.1	(0.3)%
Distribution coverage ratio (1)	1.18	1.22	(3.3)%	1.15	1.20	(4.2)%
(1) See non-GAAP reconciliations

Three Months Ended September 30, 2016 compared to Three Months Ended September 30, 2015
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
	2016	2015

Net sales ($ in millions):
Domestic	$48.4	$47.2	2.5%
International	$72.6	$70.1	3.6%
Total net sales	$121.0	$117.3	3.2%
Sales volumes (thousands of short tons):
Domestic	222.7	208.5	6.8%
International	473.9	429.1	10.4%
Total soda ash volume sold	696.6	637.6	9.3%
Average sales price (per short ton):
Domestic	$217.12	$226.36	(4.1)%
International	$153.29	$163.49	(6.2)%
Average	$173.70	$184.05	(5.6)%
Percent of net sales:
Domestic sales	40.0%	40.2%	(0.5)%
International sales	60.0%	59.8%	0.3%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 3.2% to $121.0 million for the three months ended September 30, 2016 from $117.3 million for the three months ended September 30, 2015, driven by an increase in soda ash volumes sold of 9.3%, partly offset by a decrease in total average sales price of 5.6%.
Domestic average sales price declined 4.1% in the three months ended September 30, 2016, mostly due to freight. Our efforts to increase our domestic market share also resulted in soda ash prices slightly below 2015 levels.
International average sales price declined 6.2% in the three months ended September 30, 2016, slightly lower than our full year outlook. Our international sales include both ANSAC and customers in Europe and South Africa. We made a decision to scale back our sales volume into Europe in 2016 due to unfavorable exchange rates, as our net profit from both ANSAC and domestic volumes are higher. The mix shift from Europe to additional ANSAC volume results in lower international prices as the Europe price includes freight all the way to the customer’s location.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 6.6% to $90.5 million for the three months ended September 30, 2016 from $84.9 million for the three months ended September 30, 2015, due primarily to increases in royalty costs and higher soda ash volumes sold during the third quarter 2016 compared to the third quarter 2015.
Nine Months Ended September 30, 2016 compared to Nine Months Ended September 30, 2015
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
	2016	2015

Net sales ($ in millions):
Domestic	$144.3	$145.6	(0.9)%
International	207.8	214.4	(3.1)%
Total net sales	$352.1	$360.0	(2.2)%
Sales volumes (thousands of short tons):
Domestic	665.4	637.5	4.4%
International	1,367.9	1,313.5	4.1%
Total soda ash volume sold	2,033.3	1,951.0	4.2%
Average sales price (per short ton):
Domestic	$216.82	$228.31	(5.0)%
International	$151.91	$163.24	(6.9)%
Average	$173.16	$184.50	(6.1)%
Percent of net sales:
Domestic sales	41.0%	40.4%	1.5%
International sales	59.0%	59.6%	(1.0)%
Total percent of net sales	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 2.2% to $352.1 million for the nine months ended September 30, 2016 from $360.0 million for the nine months ended September 30, 2015, driven by a decrease in total average sales price of 6.1%, slightly offset by an increase in soda ash volumes sold of 4.2%.
Domestic average sales price declined 5.0% in the nine months ended September 30, 2016, mostly due to freight. Our efforts to increase our domestic market share also resulted in soda ash prices slightly below 2015 levels.
International average sales price declined 6.9% in the nine months ended September 30, 2016, slightly lower than our annual outlook. Our international sales include both ANSAC and customers in Europe and South Africa. We made a decision to scale back our sales volume into Europe in 2016 due to unfavorable exchange rates, as our net profit from both ANSAC and domestic volumes are higher. The mix shift from Europe to additional ANSAC volume results in lower international prices as the Europe price includes freight all the way to the customer’s location.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 0.3% to $265.1 million for the nine months ended September 30, 2016 from $264.3 million for the nine months ended September 30, 2015, due primarily to increases in royalty and materials costs due to higher soda volumes sold, slightly offset by a decrease in freight costs.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Capital Expenditures
Maintenance	$3.2	$4.4	$6.0	$13.8
Expansion	3.1	6.2	10.7	12.5
Total	$6.3	$10.6	$16.7	$26.3

Operating and Other Data:
Ore to ash ratio (1)	1.48: 1.0	1.51: 1.0	1.48: 1.0	1.51: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

Capital expenditures during the three and nine months ended September 30, 2016 and the three and nine months ended September 30, 2015 partly reflect differences in the timing of capital expenditure programs in each year, respectively. In addition, our maintenance CAPEX was higher in the nine months ended September 30, 2015 as we had carryover spending from 2014 projects.

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2016, we had cash and cash equivalents of $29.6 million. In addition, we have approximately $100 million ($200 million, less $80 million outstanding and less standby letters of credit of $20 million) of remaining capacity under our revolving credit facilities. As of September 30, 2016, our leverage and fixed charge coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 0.93 and 1.19, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities increased to $103.9 million during the nine months ended September 30, 2016 compared to $102.9 million of cash generated during nine months ended September 30, 2015, primarily driven by an increase in cash flows provided from working capital of $17.5 million, partially offset by a decrease of $12.0 million in net income during the nine months ended September 30, 2016 compared to nine months ended September 30, 2015.

Cash provided by operating activities during the nine months ended September 30, 2016 were partially offset by cash used in investing activities of $16.2 million for capital expenditures and cash used in financing activities during the nine month period of $78.5 million. The cash used in financing activities during the nine months ended September 30, 2016 was due to distributions paid of $68.0 million and net repayments on the Ciner Wyoming revolving credit facility of $10.5 million.

Quarterly Distribution
On October 17, 2016, the Partnership declared its third quarter 2016 quarterly distribution of $0.567 per unit. This represents an increase of 2.9% over the distributions declared during the third quarter of 2015. The quarterly cash distribution is payable on November 11, 2016 to unitholders of record on October 28, 2016.

RELATED COMMUNICATIONS

Ciner Resources LP will host a conference call tomorrow, November 4, 2016 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 1260251. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 1260251, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.cinerresources.com.

ABOUT CINER RESOURCES LP

Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming LLC (“Ciner Wyoming”). Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2016	2015	2016	2015

Net sales	$121.0	$117.3	$352.1	$360.0
Operating costs and expenses:
Cost of products sold	83.9	79.2	245.8	247.2
Depreciation, depletion and amortization expense	6.6	5.7	19.3	17.1
Selling, general and administrative expenses	6.3	4.5	18.1	14.1
Loss on disposal of assets, net	0.2	—	0.2	—
Total operating costs and expenses	97.0	89.4	283.4	278.4
Operating income	24.0	27.9	68.7	81.6
Other income/(expenses):
Interest expense, net	(0.9)	(1.0)	(2.7)	(3.1)
Other, net	—	—	(0.1)	(0.6)
Total other income/(expense), net	(0.9)	(1.0)	(2.8)	(3.7)
Net income	$23.1	$26.9	$65.9	$77.9
Net income attributable to non-controlling interest	12.0	13.8	34.3	40.3
Net income attributable to Ciner Resources LP	$11.1	$13.1	$31.6	$37.6
Other comprehensive income/(loss):
Income/(loss) on derivative financial instruments	(1.3)	(2.3)	(0.9)	(3.9)
Comprehensive income	21.8	24.6	65.0	74.0
Comprehensive income attributable to non-controlling interest	11.4	12.7	33.9	38.4
Comprehensive income attributable to Ciner Resources LP	$10.4	$11.9	$31.1	$35.6

Net income per limited partner unit:
Common - Public and Ciner Holdings (basic and diluted)	$0.56	$0.65	$1.58	$1.88
Subordinated - Ciner Holdings (basic and diluted)	$0.55	$0.65	$1.58	$1.88

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8	9.8	9.8

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$29.6	$20.4
Accounts receivable, net	32.0	33.8
Accounts receivable - ANSAC	49.9	52.2
Due from affiliates, net	6.3	11.9
Inventory	24.6	26.4
Other current assets	1.2	2.2
Total current assets	143.6	146.9
Property, plant and equipment, net	253.3	255.2
Other non-current assets	21.0	21.1
Total assets	$417.9	$423.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$—
Accounts payable	$16.4	$13.4
Due to affiliates	3.2	4.6
Accrued expenses	29.2	25.2
Total current liabilities	57.4	43.2
Long-term debt	90.9	110.0
Other non-current liabilities	9.1	6.8
Total liabilities	157.4	160.0
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (9.9 units issued and outstanding at September 30, 2016 and 9.8 units issued and outstanding at December 31, 2015)	110.1	110.8
Subordinated unitholders - Ciner Holdings (9.8 units issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	42.2	43.3
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	4.0	4.0
Accumulated other comprehensive loss	(2.6)	(2.1)
Partners’ capital attributable to Ciner Resources LP	153.7	156.0
Non-controlling interest	106.8	107.2
Total equity	260.5	263.2
Total liabilities and partners’ equity	$417.9	$423.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2016	2015

Cash flows from operating activities:
Net income	$65.9	$77.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	19.6	17.4
Loss on disposal of assets, net	0.2	—
Equity-based compensation expense	0.4	0.5
Other non-cash items	0.3	0.8
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable, net	1.8	4.7
Accounts receivable - ANSAC	2.3	3.0
Due from affiliates, net	5.6	9.5
Inventory	1.6	(7.4)
Other current and other non-current assets	0.8	(0.3)
Increase/(decrease) in:
Accounts payable	2.1	1.6
Due to affiliates	(1.4)	(1.6)
Accrued expenses and other liabilities	4.7	(3.2)
Net cash provided by operating activities	103.9	102.9
Cash flows from investing activities:
Capital expenditures	(16.2)	(28.1)
Net cash used in investing activities	(16.2)	(28.1)
Cash flows from financing activities:
Due to affiliates	—	(1.3)
Borrowings on Ciner Wyoming credit facility	7.0	4.0
Repayments on Ciner Wyoming credit facility	(17.5)	(28.0)
Distributions to common unitholders	(16.6)	(15.8)
Distributions to general partner	(0.6)	(0.7)
Distributions to subordinated unitholders	(16.5)	(15.7)
Distributions to non-controlling interest	(34.3)	(34.6)
Net cash used in financing activities	(78.5)	(92.1)
Net increase/(decrease) in cash and cash equivalents	9.2	(17.3)
Cash and cash equivalents at beginning of period	20.4	31.0
Cash and cash equivalents at end of period	$29.6	$13.7

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	$23.1	$26.9	$65.9	$77.9
Add backs:
Depreciation, depletion and amortization expense	6.6	5.7	19.3	17.1
Interest expense, net	0.9	1.0	2.7	3.1
Adjusted EBITDA	$30.6	$33.6	$87.9	$98.1
Less: Adjusted EBITDA attributable to non-controlling interest	15.6	16.9	44.8	49.7
Adjusted EBITDA attributable to Ciner Resources LP	$15.0	$16.7	$43.1	$48.4

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$15.0	$16.7	$43.1	$48.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.4	0.5	1.2	1.6
Maintenance capital expenditures attributable to Ciner Resources LP(1)	1.2	2.8	2.9	7.7
Distributable cash flow attributable to Ciner Resources LP	$13.4	$13.4	$39.0	$39.1

Cash distribution declared per unit	$0.567	$0.551	$1.698	$1.634

Total distributions to unitholders and general partner	$11.4	$11.0	$34.0	$32.7

Distribution coverage ratio	1.18	1.22	1.15	1.20

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$37.8	$41.4	$103.9	$102.9
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.3)	(0.3)
Equity-based compensation expense	(0.1)	(0.1)	(0.4)	(0.5)
Net change in working capital	(7.7)	(8.5)	(17.5)	(6.3)
Interest expense, net	0.9	1.0	2.7	3.1
Other non-cash items	(0.2)	(0.1)	(0.5)	(0.8)
Adjusted EBITDA	$30.6	$33.6	$87.9	$98.1
Less: Adjusted EBITDA attributable to non-controlling interest	15.6	16.9	44.8	49.7
Adjusted EBITDA attributable to Ciner Resources LP	$15.0	$16.7	$43.1	$48.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.4	0.5	1.2	1.6
Maintenance capital expenditures attributable to Ciner Resources LP(1)	1.2	2.8	2.9	7.7
Distributable cash flow attributable to Ciner Resources LP	$13.4	$13.4	$39.0	$39.1

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

	Cumulative Four Quarters ended Q3-2016	Q3-2016	Q2-2016	Q1-2016	Q4-2015	Q3-2015
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$94.3	$23.1	$21.8	$21.1	$28.3	$26.9
Add backs:
Depreciation, depletion and amortization expense	25.8	6.6	6.4	6.2	6.6	5.7
Interest expense, net	3.7	0.9	0.9	0.9	1.0	1.0
Adjusted EBITDA	$123.8	$30.6	$29.1	$28.2	$35.9	$33.6
Less: Adjusted EBITDA attributable to non-controlling interest	62.8	15.6	14.9	14.3	18.0	16.9
Adjusted EBITDA attributable to Ciner Resources LP	$61.0	$15.0	$14.2	$13.9	$17.9	$16.7

Adjusted EBITDA attributable to Ciner Resources LP	$61.0	$15.0	$14.2	$13.9	$17.9	$16.7
Less: Cash interest expense, net attributable to Ciner Resources LP	$1.7	$0.4	$0.4	$0.4	$0.5	$0.5
Maintenance capital expenditures attributable to Ciner Resources LP(1)	$3.7	$1.2	$0.8	$1.0	$0.7	$2.8
Distributable cash flow attributable to Ciner Resources LP	$55.6	$13.4	$13.0	$12.5	$16.7	$13.4

Cash distribution declared per unit	$2.256	$0.567	$0.567	$0.564	$0.558	$0.551

Total distributions to unitholders and general partner	$45.2	$11.4	$11.4	$11.3	$11.1	$11.0

Distribution coverage ratio	1.23	1.18	1.14	1.11	1.50	1.22

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

Ciner Resources LP

Investor Relations
Scott Humphrey
Director of Finance and Treasurer
(770) 375-2387
SHumphrey@ciner.us.com